Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

February 6, 2012

CACI International Inc

1100 North Glebe Road

Arlington, Virginia 22201

Re:	CACI International Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have reviewed the Registration Statement on Form S-8 (as such may be amended or supplemented, the “Registration Statement”) to be filed by CACI International Inc, a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of up to 1,500,000 shares (the “Shares”) of its common stock, $0.10 par value per share, issuable under the Company’s 2006 Stock Incentive Plan, as amended (the “Plan”).

In arriving at the opinion expressed below, we have examined and relied on the certificate of incorporation and by-laws of the Company, each as amended to date, the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company, the Registration Statement and the Plan.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such examination of law, as we have deemed appropriate as a basis for the opinion expressed below.

We express no opinion other than as to the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America. In accordance with Item 8(a) of Form S-8, we express no opinion hereby as to any Shares that are not original issuance securities within the meaning of such Item.

We assume that all Shares to be granted or issued upon exercise of options granted or to be granted or pursuant to other awards granted or to be granted pursuant to the Plan will be issued in accordance with the applicable terms of the Plan and that the purchase price of the Shares, or the value of other consideration received or to be received by the Company for the Shares, will be valid consideration equal to or in excess of the par value thereof.

CACI International Inc

<February 6, 2012>

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and delivered upon the exercise of options or pursuant to other awards granted or to be granted pursuant to the Plan and against the receipt of the purchase price or other consideration therefor, will be validly issued, fully paid and nonassessable.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm under the caption, “Interests of Named Experts and Counsel.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

FOLEY HOAG LLP

By:	/s/ Dean F. Hanley
a Partner